Exhibit 5.1
April 30, 2012

Raptor Pharmaceutical Corp.
9 Commercial Blvd., Suite 200
Novato, California 94949

Ladies and Gentlemen:

We have acted as counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), in connection with the execution and delivery by the Company of  that certain Sales Agreement, dated as of April 30, 2012 (the “Sales Agreement”), between the Company and Cowen and Company, LLC (“Cowen”) for the sale of up to $40,000,000 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share.

The Shares are the subject of a Registration Statement (Registration No. 333-179215, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a Prospectus dated January 27, 2012 and a Prospectus Supplement dated April 30, 2012 (collectively, the “Prospectus”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Company’s Certificate of Incorporation, as amended through April 30, 2012, as certified as of April 26, 2012 by the Secretary of State of Delaware; (ii) the Company’s Bylaws, as amended through the date hereof, as certified as of the date hereof by the Secretary of the Company; (iii) the Registration Statement; and (iv) the Sales Agreement.

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion set forth herein.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company, and (ii) when issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

           The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing.  We express no opinion herein as to any other laws, statutes, regulations or ordinances.  This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus (including such prospectus supplements) that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.  This opinion letter is rendered solely to you as of the date hereof in connection with the registration of the Shares under the Registration Statement. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Paul Hastings LLP